Item 77O - 10f3 Transactions

THE LAZARD FUNDS, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Year Ended December 31, 2009

						   Total		Shares
					Date	   Shares     Price   Purchased by
Portfolio	Security		Purchased  Offered  Per Share The Portfolio

Lazard U.S.    Mead Johnson Nutrition,  02/10/09 30,000,000  $24.00 	 400
 Equity Value  Co.
 Portfolio

Lazard U.S.    A123 Systems, Inc.	09/23/09 27,500,000  $13.50      300
 Strategic
 Equity
 Portfolio

Lazard U.S.    A123 Systems, Inc.	09/23/09 27,500,000  $13.50      800
 Mid Cap
 Equity
 Portfolio

Lazard U.S.    A123 Systems, Inc.	09/23/09 27,500,000  $13.50      300
 Small-Mid Cap
 Equity
 Portfolio

Lazard U.S.    Mead Johnson Nutrition,  02/10/09 30,000,000  $24.00      2,730
 Small-Mid Cap Co.
 Equity
 Portfolio

Lazard Global  Mead Johnson Nutrition,  02/10/09 30,000,000  $24.00      400
 Equity Income Co.
 Portfolio

Lazard	       CFAO			12/02/09 31,000,000  $39.1963    1,473,952
 Emerging						     EUR 26.00
 Markets
 Equity
 Portfolio


Total		                % of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum*)	Broker
		     (1)
$9,600		0.0013%		0.3333%		Morgan Stanley
$4,050          0.0011%         0.3636%		Morgan Stanley
$10,800		0.0029%		0.3636%		Morgan Stanley
$4,050		0.0011%		0.3636%		Morgan Stanley
$65,520		0.0091%		0.3333%		Morgan Stanley
$9,600		0.0013%		0.3333%		Morgan Stanley
$57,773,465     4.7547%         7.0968%         Goldman Sachs

Notes:
(1) In addition to the Portfolios, other accounts managed by LAM purchased, in aggregate, 100,000 shares (0.3333%), 100,000 shares (0.3333%) and
2,200,000 shares (7.0968%), of the total shares offered by Mead Johnson Nutrition Co., A123 Systems, Inc. and CFAO, respectively.
* Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.